                                                                   EXHIBIT 10.02
                                                                   -------------

June 11, 1999

Roland Perry
Perry & Co.
468 North Camden Drive
Beverly Hills, CA 90210

Regarding:  Terms of Employment

Dear Roland,

This letter confirms the terms of the agreement between Modern Records, Inc. ("the Company") and Roland Perry ("Perry").

1. Engagement. The Company has agreed to employ Roland Perry and Perry has agreed to provide the Company with those services referred to in paragraph 3 of this agreement. Perry is the President of Perry & Company, an Internet Business firm and the editor of the Internet Stock Review, an Internet newsletter, with over 19,000 subscribers through his own website.

2. Terms. The initial term of the employment is for a period of two years from the date of this agreement. This agreement may be renewed at the end of the initial term, and at the end of each subsequent renewal term, for successive three month periods, but only upon written notice by the Company and Perry that it desires to continue the engagement.

This agreement may be terminated forthwith by the Company with three (3) days prior written notice if, at any time while in the performance of his duties,
Perry:

(a) commits a material breach of a provision of this agreement;
(b) is unable or unwilling to perform the duties under this agreement;
(c) commits fraud or serious neglect or misconduct in the performance of his duties to the Company;

3. Services. Perry will provide the Company with assistance with respect to setting up a corporate news dissemination and will assist the Company in developing an Internet strategy intended to strengthen Modern's brand identification with both trade and consumer audiences through consistent messaging of Modern's activities. Perry is aware that the Company is a publicly listed Company on the Vancouver Stock Exchange as well as on the NASDAQ OTC bulletin board and has securities registered under the securities exchange act of 1984 and as such is aware of policies and regulations with respect to timely and accurate disclosure of information to the public.

While this agreement is in force, Perry will provide the Company with a premium position (first page, standard sized "Watch List" banner) on the website of the Internet Stock Review, at no additional cost. As well, Perry will additionally distribute to the subscribers of the Internet Stock Review Online newsletter, all public corporate announcements and public earnings announcements pre-approved in writing by the Company, at no additional cost.

4. Compensation of Services. The Company has agreed to grant to Perry stock options to purchase 200,000 common shares in the Company. The right for Perry to purchase shares under the stock option agreement will vest immediately after options are granted. Such options are subject to the approval of the shareholders of the Company as well as the Vancouver Stock Exchange and any other applicable regulatory bodies. The pricing of the options are subject to Vancouver Stock Exchange rules and policies. Such approvals as are required shall be obtained by the Company and provided Perry at or before execution hereof. The Company shall advise Perry in writing if the stock option price set forth in the agreement conflicts with the VSE rules and policies and, if so, Perry and the Company shall agree on the per share option price prior to execution hereof. The stock issued under such option will not be freely tradable and must be resold pursuant a registered offering and under an applicable exempt under the US securities laws. The option will expire in 2 years from the grant of the option.

Perry and the Company agree that the compensation represented by the stock options covering the 200,000 shares is a non-refundable payment for the engagement of Perry's services. If the Company decides not to renew this agreement, no refund will be forthcoming to the Company or be payable by Perry. If the Company shall register any of its securities for public sale, Perry, in its discretion, shall have the right to piggyback some or all of its restricted shares of the Company in such registration statement, subject to any required consent by the Company's underwriter. The Company shall to its best effort registers the stock options for Perry in the US. Perry shall only be responsible for direct costs relating to the sale of its shares thereby, such as brokerage commissions or underwriters discount prospectus cost pro rata to the number of prospectuses supplied by Perry, SEC and blue sky filing fees.

5. Costs. The Company will be responsible for all printing and distribution, press release and/or advertising costs recommended by Perry and pre-approved by the Company. The Company will also be responsible for all travel related costs incurred by Perry when providing its' services as determined by Perry and pre-approved by the Company.

6. Additional Obligations of Perry. Perry agrees that, in connection services to the Company, it will abide by the following conditions:

Perry will distribute only financial or other material information about the Company, which is already available to the public and the release of such information shall be made with the prior written consent and approval of the Company.

After notice by the Company of filing for a proposed public offering of securities, and during any period of restriction on publicity, Perry shall not engage in any public relations efforts without prior written approval of legal council for the Company.

Perry will indemnify the Company from all claims, liability, costs or other expenses (including reasonable attorney's fees) incurred by the Company as a result of any in a inaccurate information concerning the Company released by Perry, unless such information was provided in writing to Perry by the Company or as a result of any breach by Perry of any of the terms and conditions of this agreement.

7. Additional Obligation of the Company. The Company agrees that, in connection with this agreement, it will indemnify Perry from all claims, liability, costs or other expenses incurred (including reasonable attorneys' fees) incurred by Perry as a result of any inaccurate or misleading information that is given to Perry in writing by the Company as per the terms of this agreement concerning the Company and provided in writing by the Company or as a result of any breach by the Company of any of the terms and conditions of this agreement. If, in the Company's judgement, any material non-public information concerning the Company cannot be revealed, the Company will advise Perry that a quite period is in effect.

8. Assignment. The rights and obligations of each party to this agreement may not be assigned without the prior written consent of the other party.

9. Entire Agreement. This letter agreement between the Company and Perry contains the entire agreement between them. This agreement may not be modified or extended except in writing and signed by the Company and Perry.

10. Regulatory approval. This agreement is subject to the approval of the Vancouver Stock Exchange and any other regulatory authority.

11. California Law. This agreement shall be governed by and construed in accordance with California law.

12. Arbitration and Waiver of Jury Trial. ANY DISPUTE BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT SHALL BE SUBJECT TO BINDING ARBITRATION TO BE HELD IN LOS ANGELES COUNTY, CALIFORNIA BEFORE A RETIRED CALIFORNIA SUPERIOR COURT JUDGE. JUDGEMENT ON THE ARBITRATOR'S AWARD SHALL BE FINAL AND BINDING, AND MAY BE ENTERED IN ANY COMPETENT COURT. AS A PRATICAL MATTER, BY AGREEING TO ARBITRATE ALL PARTIES ARE WAIVING JURY TRIAL.

13. Attorney fees. The prevailing party in any arbitration or litigation arising out of or relating to this letter agreement shall be entitled to recover all attorney's fees and all costs (whether or not such costs are recoverable pursuant to California Code of Civil Procedure) as may be incurred in connection with either obtaining or collecting any Judgement and/or arbitration award, in addition to any other relief to which that party may be entitled.

Please sign this letter agreement in the space provided below to indicate your agreement with the terms stated in this letter.

Sincerely,



By:  /s/ Randy Jackson
   ------------------------------
Randy Jackson, President & CEO
(being hereunto duly authorized)

AGREED AND ACCEPTED THIS 11th DAY OF JUNE, 1999.



By:  /s/ Roland Perry
   ------------------------------
Roland Perry